Exhibit 10.1

FIRST AMENDMENT TO THE
WARRANT AGREEMENT

This First Amendment to the Warrant Agreement (the “Amendment”) is dated as of October 11, 2007 and executed by T Bancshares, Inc. f/k/a First Metroplex Capital, Inc., a Texas corporation (the “Company”).

WHEREAS, the Company executed a certain Warrant Agreement (the “Agreement”) dated November 2, 2004, in favor of the initial shareholders of the Company’s common stock (the “Initial Holders”);

WHEREAS, in connection with the Agreement, each Initial Holder received a warrant certificate (a “Warrant Certificate”) referencing the Agreement, specifying the number of Warrants held by the Initial Holder and providing the general terms and conditions of exercising the Warrants;

WHEREAS, pursuant to the Agreement and the Warrant Certificates, each Initial Holder of the Company’s common stock, $0.01 par value, received one (1) warrant (a “Warrant”) to purchase an additional share of the Company’s common stock, at an exercise price of $12.50 per share, for every (5) shares of the Company’s common stock purchased in the initial offering;

WHEREAS, the Warrants were scheduled to expire at 2:00 p.m., Dallas, Texas time on the earlier of (i) November 2, 2007, or (ii) the occurrence of certain regulatory action, as specified in Section 3(b) of the Agreement;

WHEREAS, on October 11, 2007, the Board of Directors of the Company approved the extension of the expiration date of the Warrants to 2:00 p.m., Dallas, Texas time on the earlier of (i) May 2, 2009, or (ii) the occurrence of certain regulatory action, as specified in Section 3(b) of the Agreement;

WHEREAS, pursuant to the language of the Warrant Certificates, the Initial Holders agreed to be bound by the provisions of the Agreement upon acceptance of the Warrant Certificates;

WHEREAS, Section 14(f) of the Agreement permits modification and amendment to the terms of the Agreement if signed by the party to be bound by such modifications or amendments; and

WHEREAS, the Company desires to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for the purpose of amending the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company and the holders of certificates representing the Warrants, the Company amends the Agreement as follows:

1. Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

(a) The term for the exercise of the Warrants shall begin at 9:00 a.m., Dallas, Texas time on the date that T Bank, N.A. (the “Bank”) opens for business (the “Issue Date”). The term for the exercise of the Warrants shall expire at 2:00 p.m., Dallas, Texas time on the earlier to occur of (i) May 2, 2009, or (ii) the date provided in Section 3(b) of this Agreement (the “Expiration Time”).

2. All outstanding warrant certificates, the form of which is attached to the Agreement, shall be deemed to be amended to reflect the foregoing Section 1 of this Amendment.

3. Each reference in the Agreement to “this Agreement,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Agreement, as amended, extended or modified previously or hereby, and each reference to the Agreement and any other document, instrument or agreement executed and/or delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended, extended, or modified previously or hereby.

4. Except as specifically modified herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. This Amendment may be executed in multiple counterparts.

IN WITNESS WHEREOF, the Company has caused the Amendment to be duly executed as of the date first written above.

T BANCSHARES, INC.

By:	/s/ Patrick G. Adams
Patrick G. Adams
Title President